Exhibit 99.1

Starbucks Names Laxman Narasimhan as Next Chief Executive Officer

Howard Schultz will continue as interim ceo until April 1, 2023 and serve as an advisor to Narasimhan through calendar 2023 while remaining on Starbucks Board of Directors.

SEATTLE (September 1, 2022) – Starbucks (NASDAQ: SBUX) today announced that Laxman Narasimhan will become the company’s next chief executive officer and a member of the Starbucks Board of Directors. Narasimhan will join Starbucks as incoming ceo on October 1, 2022 after relocating from London to the Seattle area and will work closely with Howard Schultz, interim ceo, before assuming the ceo role and joining the Board on April 1, 2023.

Narasimhan brings nearly 30 years of experience leading and advising global consumer-facing brands. Known for his considerable operational expertise, he has a proven track record in developing purpose-led brands. Building on companies’ histories, he has succeeded in rallying talent to deliver on future ambitions by driving consumer-centric and digital innovations. Most recently, he served as chief executive officer of Reckitt, a FTSE-12 listed multinational consumer health, hygiene and nutrition company, where he led the company through a major strategic transformation and a return to sustainable growth.

“Laxman is an inspiring leader. His deep, hands-on experience driving strategic transformations at global consumer-facing businesses makes him the ideal choice to accelerate Starbucks growth and capture the opportunities ahead of us. His understanding of our culture and values, coupled with his expertise as a brand builder, innovation champion, and operational leader will be true differentiators as we position Starbucks for the next 50 years, generating value for all our stakeholders. On behalf of the entire Board, I am thrilled to welcome Laxman as Starbucks next ceo,” said Mellody Hobson, Independent Starbucks Board of Directors chair.

During the transition period, Narasimhan will be fully immersed in the company, spending time with Schultz and the management team, partners and customers and gaining in-depth exposure to the brand, company culture, and Reinvention plan. This will initially include Starbucks store immersions, visiting manufacturing plants and coffee farms, connecting with partners around the globe as well as Starbucks long term business partners.

Schultz will remain in the role of interim ceo during this transition period, following which he will continue as a member of the Starbucks Board of Directors. He will remain closely involved with the company’s Reinvention and act as an ongoing advisor to Narasimhan.

“When I learned about Laxman’s desire to relocate, it became apparent that he is the right leader to take Starbucks into its next chapter. He is uniquely positioned to shape this work and lead the company forward with his partner-centered approach and demonstrated track record of building capabilities and driving growth in both mature and emerging markets. As I have had the opportunity to get to know him, it has become clear that he shares our passion of investing in humanity and in our commitment to our partners, customers, and communities. The perspectives he brings will be a strong asset as we build on our heritage in this new era of greater well-being. I greatly look forward to our partnership over the coming months and years,” said Schultz.

“Starbucks commitment to uplift humanity through connection and compassion has long distinguished the company, building an unrivaled, globally admired brand that has transformed the way we connect over coffee. I am humbled to be joining this iconic company at such a pivotal time, as the Reinvention and investments in the partner and customer experiences position us to meet the changing demands we face today and set us up for an even stronger future,” said Narasimhan. “I look forward to working closely with Howard, the Board, and the entire leadership team – and to listening and learning from Starbucks partners – as we collectively build on this work to lead the company into its next chapter of growth and impact.”

Previously, Narasimhan held various leadership roles at PepsiCo, including as global chief commercial officer, where he was responsible for the company’s long-term strategy and digital capabilities. He also served as ceo of the company’s Latin America, Europe and Sub-Saharan Africa operations, and previously as the ceo of PepsiCo Latin America, and the cfo of PepsiCo Americas Foods. Prior to PepsiCo, Narasimhan was a senior partner at McKinsey & Company, where he focused on its consumer, retail and technology practices in the U.S., Asia and India and led the firm’s thinking on the future of retail.

Narasimhan is also a trustee of the Brookings Institution, a member of the Council on Foreign Relations, served as a member of the UK Prime Minister’s Build Back Better Council, and is a member of Verizon’s Board of Directors. He holds a degree in Mechanical Engineering from the College of Engineering, University of Pune, India. He has an MA in German and International Studies from The Lauder Institute at The University of Pennsylvania and an MBA in Finance from The Wharton School of The University of Pennsylvania.

About Starbucks

Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with more than 34,000 stores worldwide, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at stories.starbucks.com or www.starbucks.com.

Media contact

Maggie Jantzen

206-318-7100

press@starbucks.com